EXHIBIT 99.1

Arbutus Provides Corporate Update and Announces Third Quarter 2016 Financial Results

Additional ARB-1467 Multi-Dose Data in 4Q16
Cash Runway into Late 2018

VANCOUVER, B.C. and DOYLESTOWN, Pa., Nov. 03, 2016 (GLOBE NEWSWIRE) -- Arbutus Biopharma Corporation (Nasdaq:ABUS), an industry-leading Hepatitis B Virus (HBV) therapeutic solutions company, today announced its third quarter 2016 unaudited financial results and provided a corporate update.

“This was an important quarter as we reported interim results from our ARB-1467 Phase II trial demonstrating significant HBsAg reduction in chronically infected HBV patients. These promising multi-dose data are the first of their kind for an RNAi HBV product candidate, and we plan to release additional data from this trial by year-end,” said Dr. Mark J. Murray, Arbutus’ President and CEO. “We are focused on our strategy of developing a combination therapy, which is supported by our cash runway and potential opportunities to monetize our proprietary lipid nanoparticle (LNP) platform delivery technology.”

Recent Highlights and Developments

  In September, Arbutus presented interim clinical results from the first two cohorts of the ongoing ARB-1467 Phase II multi-dose trial in chronically infected HBV patients. Cohorts 1 and 2 enrolled patients with hepatitis B e-antigen (HBeAg) negative chronic HBV infection and single dose results demonstrate signification reductions in serum hepatitis B surface antigen (HBsAg). Multiple dose results from Cohort 1 show a step-wise, additive reduction in serum HBsAg.

  Abstracts and oral presentations announced for the 2016 American Association for the Study of Liver Diseases (AASLD). Presentations will include preclinical combination data from studies with Arbutus’ proprietary HBV pipeline candidates AB-423 (capsid inhibitor) with ARB-1740 (RNAi).

  Partnership with the Hepatitis B Foundation to support the patient storytelling campaign, designed with the goal of raising awareness about chronic HBV, a significant global unmet medical need and the leading cause of hepatocellular carcinoma.

  In August 2016, we entered into a lease agreement for approximately 35,000 square feet of space in Warminster, Pennsylvania. This facility includes a research and development laboratory and will represent Arbutus' primary U.S. site.

Upcoming Milestones

  Nov 2016: AASLD presentations on preclinical data, including results from preclinical combination studies of proprietary pipeline candidates
  4Q16: ARB-1467 multi-dose HBsAg reduction data from Phase II trial Cohort 2
  4Q16: File IND (or equivalent) for core protein/capsid assembly inhibitor
  4Q16: File IND (or equivalent) for ARB-1740 (RNAi)
  1H17: Additional ARB-1467 Phase II data

Financial Results

As at September 30, 2016, Arbutus had cash, cash equivalents and short-term investments of $149.7 million, as compared to cash, cash equivalents and short and long-term investments of $191.4 million at December 31, 2015.

Net loss

The net loss for Q3 2016 was $19.6 million ($0.37 per common share) as compared to a net loss of $29.0 million ($0.58 per common share) for Q3 2015. The net loss for the nine months ended September 30, 2016 was $165.5 million ($3.15 per common share) as compared to a net loss of $55.9 million ($1.28 per common share) for the nine-months ended September 30, 2015.

Non-GAAP Net Loss

The non-GAAP net loss for Q3 2016 was $16.6 million ($0.31 loss per common share) as compared to a non-GAAP net loss of $0.5 million ($0.01 per common share) for Q3 2015. The non-GAAP net loss for the nine-months ended September 30, 2016 was $45.0 million ($0.86 loss per common share) as compared to a non-GAAP net loss of $22.1 million ($0.51 loss per common share) for the nine-months ended September 30, 2015. The non-GAAP net loss has been adjusted to exclude:

  non-cash compensation expense of $3.0 million for the three-month period and $29.0 million for the nine-month period included in research, development, collaborations and contracts expenses, and general and administrative expenses in connection with certain share repurchase provisions arising from the merger with Arbutus Inc., described below.
  non-cash impairment charge of $91.4 million ($156.3 million net of deferred income taxes of $64.9 million) for the nine-month period on intangible assets related to the discontinuance of the ARB-1598 program in the Immune Modulator drug class, as well as a delay for additional exploration of the biology of the cccDNA Sterilizer drug class.

Revenue

Revenue was $0.8 million for Q3 2016 as compared to $4.1 million for Q3 2015.

Q3 2015 revenue includes revenue from Monsanto and DoD contracts for which collaboration revenue ceased in Q4 2015.

In November 2014, Arbutus entered into a collaboration with Dicerna for the use of its technology to develop, manufacture, and commercialize products related to the treatment of PH1. In September 2016, Dicerna announced the discontinuance of its DCR-PH1 program. As such, the Company has recognized the remaining $0.6 million of the upfront payment of $2.5 million into licensing fee revenue as well as $0.09 million in research services provided to Dicerna in the three months ended September 30, 2016.

Research, Development, Collaborations and Contracts Expenses

Research, development, collaborations and contracts expenses were $15.7 million in Q3 2016 as compared to $16.4 million in Q3 2015.

R&D expenses decreased during Q3 2016 as compared to Q3 2015 as the Company’s collaboration programs with the DoD, Monsanto, and Dicerna have wound down or ended since September 30, 2015. Arbutus also continues to incur incremental costs related to an increase in activities for the research and preclinical HBV programs, focusing on advancing the development of candidates to support future clinical combination studies.

R&D compensation expense increased in Q3 2016 as compared to Q3 2015 due to an increase in the number of employees in support of the Company’s expanded portfolio of product candidates and from its merger with Arbutus Inc.

General and Administrative

General and administrative expenses were $3.7 million in Q3 2016 as compared to $7.7 million in Q3 2015.

The decrease in general and administrative expenses is primarily due a decrease in non-cash compensation expense recorded related to the expiry of repurchase rights effective Q2 2016, due to the departure of two of the four former Arbutus Inc. founders in June 2016. Non-cash compensation expense related to expiry of repurchase rights recorded in general and administrative expense was $1.5 million in Q3 2016 compared to $4.2 million in Q3 2015.

Impairment of Intangible Assets

In Q3 2015, Arbutus recorded an estimated impairment charge of $38.0 million based on the Company's decision to discontinue its cyclophilin program, OCB-030.

Other Income (Losses)

On January 1, 2016, the Company’s functional currency changed from the Canadian dollar to the U.S. dollar based on an analysis of changes in the primary economic environment in which Arbutus operates. The Company expects to incur substantial expenses and hold cash and investment balances in Canadian dollars, and as such, will remain subject to risks associated with foreign currency fluctuations. During Q3 2016, Arbutus recorded a foreign exchange loss of $0.8 million, which is primarily an unrealized loss related to a depreciation in the value of our Canadian dollar funds from the previous period, relative to our U.S. dollar functional currency. This compares to a foreign exchange gain of $11.8 million in Q3 2015.

The aggregate decrease in fair value of the Company’s common share purchase warrants was $0.01 million in Q3 2016 as compared to a decrease in the fair value of common share purchase warrants outstanding of $2.0 million in Q3 2015. The decrease is a result of a decrease in the Company’s share price from the previous reporting date.

The company recorded an income tax benefit in Q3 2015 of $15.2 million due to the decrease in deferred tax liability resulting from the impairment charge recorded in the quarter, as discussed above.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)

	September 30, 2016	December 31, 2015

Cash and cash equivalents	$26.6	$166.8
Short-term investments	123.1	14.5
Accounts receivable	0.4	1.0
Other current assets	1.7	1.6
Long-term investments	-	10.1
Property and equipment, net	4.1	3.2
Intangible assets	196.3	352.6
Goodwill	162.5	162.5
Total assets	$514.7	$712.3
Accounts payable and accrued liabilities	7.1	8.8
Total deferred revenue	0.0	1.1
Warrant liability	0.3	0.9
Liability-classified options	0.9	-
Contingent consideration	8.3	7.5
Deferred tax liability	81.5	146.3
Total stockholders’ equity	416.6	547.7
Total liabilities and stockholders’ equity	$514.7	$712.3

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(in millions)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015

Total revenue	$0.7	$4.1	$1.7	$12.2
Operating expenses
Research, development, collaborations and contracts	15.7	16.4	44.1	36.6
General and administrative	3.7	7.7	34.7	18.1
Depreciation of property and equipment	0.3	0.2	0.8	0.4
Acquisition costs	-	-	-	9.7
Impairment of intangible assets	-	38.0	156.3	38.0
Loss from operations	(19.0)	(58.2)	(234.2)	(90.6)
Other income (losses)	(0.6)	14.0	3.9	19.5
Income tax benefit	-	15.2	64.9	15.2
Net loss	$(19.6)	$(29.0)	$(165.4)	$(55.9)
Cumulative translation adjustment	-	(10.1)	-	(19.2)
Comprehensive loss	$(19.6)	$(39.1)	$(165.4)	$(75.1)

UNAUDITED GAAP TO NON-GAAP RECONCILIATION: NET LOSS AND NET LOSS PER SHARE
(in millions, except per share amounts)

	Three Months Ended September 30		Nine Months Ended September 30
	2016	2015	2016	2015
GAAP net loss	$(19.6)	$(29.0)	$(165.4)	$(55.9)
Adjustment:
Compensation expense of expiring repurchase provision rights	3.0	5.7	29.0	11.0
Impairment of intangible assets	-	38.0	156.3	38.0
Income tax benefit	-	(15.2)	(64.9)	(15.2)
Non-GAAP net loss	$(16.6)	$(0.5)	$(45.0)	$(22.1)
GAAP net loss per common share	$(0.37)	$(0.57)	$(3.15)	$(0.64)
Non-GAAP net loss per common share	$(0.31)	$(0.01)	$(0.86)	$(0.51)

Use of Non-GAAP Financial Measures

The Company’s consolidated financial statements are prepared in accordance with generally accepted accounting principles in the United States (U.S. GAAP) on a basis consistent for all periods presented. In addition to the results reported in accordance with U.S. GAAP, the Company provides additional measures that are considered “non-GAAP” financial measures under applicable SEC rules. These non-GAAP financial measures should not be viewed in isolation or as a substitute for GAAP net loss and basic and diluted net loss per common share.

The company evaluates items on an individual basis, and considers both the quantitative and qualitative aspects of the item, including (i) its size and nature, (ii) whether or not it relates to the Company’s ongoing business operations, and (iii) whether or not the Company expects it to occur as part of its normal business on a regular basis. In the three and nine months ended September 30, 2016, the Company’s non-GAAP net loss and non-GAAP net loss per common share excludes the compensation expense related to the expiration of repurchase provision rights connected with certain common shares issued as part of total consideration for the acquisition of Arbutus Inc., as well as impairment on certain intangible assets. The Company believes that the exclusion of these items provides management and investors with supplemental measures of performance that better reflect the underlying economics of the Company’s business. In addition, the Company believes the exclusion of these items is important in comparing current results with prior period results and understanding projected operating performance.

About Arbutus

Arbutus Biopharma Corporation is a biopharmaceutical company dedicated to discovering, developing and commercializing a cure for patients suffering from chronic HBV infection. Arbutus is headquartered in Vancouver, BC, Canada with facilities in Doylestown, PA, USA. For more information, visit www.arbutusbio.com.

Forward-Looking Statements and Information

This press release contains forward-looking statements within the meaning of the Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and forward looking information within the meaning of Canadian securities laws (collectively, “forward-looking statements”). Forward-looking statements in this press release include statements about releasing additional data from our ARB-1467 Phase II trial by year-end; developing and commercializing a combination therapy cure for patients suffering from chronic HBV infection; potential opportunities to monetize our proprietary lipid nanoparticle (LNP) platform delivery technology; presenting preclinical combination data at the 2016 American Association for the Study of Liver Diseases from studies with AB-423 (capsid inhibitor) with ARB-1740 (RNAi); delivering ARB-1467 multi-dose HBsAg reduction data from Phase II trial Cohort 2 in 4Q16; filing an IND (or equivalent) for core protein/capsid assembly inhibitor in 4Q16; filing an IND (or equivalent) for ARB-1740 (RNAi) in 4Q16; releasing additional ARB-1467 Phase II data in 1H17; and holding hold cash and investment balances in Canadian dollars.

With respect to the forward-looking statements contained in this press release, Arbutus has made numerous assumptions regarding, among other things: the effectiveness and timeliness of preclinical and clinical trials, and the usefulness of the data; the continued demand for Arbutus’ assets; and the stability of economic and market conditions. While Arbutus considers these assumptions to be reasonable, these assumptions are inherently subject to significant business, economic, competitive, market and social uncertainties and contingencies.

Additionally, there are known and unknown risk factors which could cause Arbutus' actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements contained herein. Known risk factors include, among others: anticipated pre-clinical and clinical trials may be more costly or take longer to complete than anticipated, and may never be initiated or completed, or may not generate results that warrant future development of the tested drug candidate; Arbutus may not receive the necessary regulatory approvals for the clinical development of Arbutus' products; economic and market conditions may worsen; and market shifts may require a change in strategic focus.

A more complete discussion of the risks and uncertainties facing Arbutus appears in Arbutus' Annual Report on Form 10-K and Arbutus' continuous disclosure filings, which are available at www.sedar.com and at www.sec.gov. All forward-looking statements herein are qualified in their entirety by this cautionary statement, and Arbutus disclaims any obligation to revise or update any such forward-looking statements or to publicly announce the result of any revisions to any of the forward-looking statements contained herein to reflect future results, events or developments, except as required by law.

Contact Information

Investors
Adam Cutler
Senior Vice President, Corporate Affairs
Phone: 604-419-3200
Email: acutler@arbutusbio.com

Helia Baradarani
Senior Manager, Investor Relations
Phone: 604-419-3200
Email: hbaradarani@arbutusbio.com

Media
Please direct all media inquiries to: media@arbutusbio.com